UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
October 23, 2012 (September 28, 2012)

SM Energy Company
(Exact name of registrant as specified in its charter)

Delaware	001-31539	41-0518430
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1775 Sherman Street, Suite 1200, Denver, Colorado (Address of principal executive offices)	80203 (Zip Code)

Registrant's telephone number, including area code: (303) 861-8140

Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 28, 2012, the Board of Directors of SM Energy Company (the “Company”) appointed Javan D. Ottoson as President of the Company, effective October 3, 2012. Mr. Ottoson will continue to serve as the Company's Chief Operating Officer. Mr. Ottoson succeeds Anthony J. Best in the role of President of the Company. Mr. Best will continue to serve the Company as its Chief Executive Officer and as a member of the Board of Directors.

There is no arrangement or understanding pursuant to which Mr. Ottoson was selected as President of the Company. There are no family relationships between Mr. Ottoson and any other executive officer or director of the Company, and there are no transactions or proposed transactions between Mr. Ottoson and the Company that would require disclosure pursuant to Item 404(a) of Regulation S-K.

In connection with his appointment, Mr. Ottoson received a one-time award of 10,000 Restricted Stock Units pursuant to the SM Energy Equity Incentive Compensation Plan, effective as of October 3, 2012. The Restricted Stock Units will vest on October 3, 2015.

A copy of the press release announcing Mr. Ottoson's promotion is attached here to as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01    Financial Statements and Exhibits.

(d)	Exhibits.	The following exhibit is furnished as part of this report:
	Exhibit 99.1	Press release of the Company dated October 4, 2012, entitled “SM Energy Names Javan D. Ottoson President”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SM ENERGY COMPANY

Date:	October 23, 2012	By:	/s/ Kelly E. Collins
Kelly E. Collins
Director of Financial Reporting and Assistant Corporate Secretary